Exhibit 10.17

Amendment to Employment Agreement

This Amendment is made, entered into, and is effective as of the Amendment Date, by and between the Company and the Executive.

Article 1.   Definitions

1.0	Unless otherwise defined herein, the terms used herein shall have the meanings ascribed to them in Article 2 of the Employment Agreement.

1.1	“Amendment” shall mean this amendment to the Employment Agreement.

1.2	“Amendment Date” shall mean July 12, 2004.

1.3	“Employment Agreement” shall mean that certain agreement entered into by and between the Company and the Executive as of May 14, 2002 and which subsequent thereto was filed by the Company with the Securities and Exchange Commission.

Article 2.   Amendments

2.0	The Employment Agreement is hereby amended, as of the Amendment Date, as set forth in Sections 2.1 through 2.5.

2.1	Section 3.1 of the Employment Agreement is rewritten to read in its entirety as follows:

3.1	During the term of this Agreement, the Executive agrees to serve as President & Chief Executive Officer and as a Director of the Company or in such other position which Executive shall agree to accept or to which Executive shall be promoted during the Term and Executive shall report directly to the Board of Directors of the Company, and shall maintain the level of duties and responsibilities as in effect as of the Amendment Date, or such higher level of duties and responsibilities as Executive may be assigned during the Term (the “Position”).

2.2	Section 5.1 of the Employment Agreement is rewritten to read in its entirety as follows:

5.1	Base Salary. The Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Board of Directors of the Company or the Board’s designee; provided, however, that such Base Salary shall not be less than FOUR-HUNDRED- THOUSAND-DOLLARS (US$400,000) per year.

(a)	This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company.

(b)	The Base Salary shall be reviewed at least annually following the Effective Date of this Agreement, while this Agreement is in force, to ascertain whether, in the judgment of the Board or the Board’s designee, such Base Salary should be increased based primarily on the performance of the Executive during the year. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement and shall not, in any event, be decreased in any year.

2.3	Section 5.7 of the Employment Agreement is rewritten to read in its entirety as follows:

5.7	Vacation. The Executive shall be entitled to such paid vacation as is customary for the Position in corporate institutions of similar size and character, but in any event not less than twenty-five (25) paid vacation days during each calendar year (subject to pro-ration in calendar year 2004); provided, however, that without prior written approval, Executive may carry forward into the next year no more than ten (10) unused vacation days from the current year.

Article 3.   Miscellaneous

3.0	Except for those provisions of the Employment Agreement specifically amended as set forth in Article 2 of this Amendment, the remaining terms of the Employment Agreement shall remain in full force and effect as set forth therein.

IN WITNESS WHEREOF, the Company, through its duly authorized representative, and the Executive have executed this Amendment as of the Amendment Date.

Executive	Savient Pharmaceuticals, Inc.

/s/ Christopher G. Clement	/s/ Philip K. Yachmetz
Christopher G. Clement	Philip K. Yachmetz Senior Vice President & General Counsel